EXHIBIT 10.44

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE ("Amendment") is made and entered into effective as of the latest of the signature dates of the respective parties set forth herein, by and among NEW BRIGHTON 14TH STREET LLC, a Minnesota limited liability company ("Landlord") and TRANSOMA MEDICAL, INC., a Delaware corporation ("Tenant"), and RYAN COMPANIES US, INC., ("Limited Guarantor").

RECITALS

A.	Landlord, Tenant and Limited Guarantor are parties to a Lease dated October 1, 2007 (the "Lease") pursuant to which Tenant leases from Landlord the Premises to be constructed upon the real property located at 119 14th St NW in the City of New Brighton, Minnesota, as more particularly described in the Lease.

B.	By letter dated October 15, 2007, Landlord notified Tenant that all Approvals were obtained on October 8, 2007, and that because of delay in obtaining the Approvals from September 15, 2007 to October 8, 2007, Landlord experienced construction delays equal to a total of 23 days. Therefore, the Scheduled Commencement Date and all other applicable deadlines for performance by Landlord set forth in the Lease (including without limitation, Section 2.1.1.) were extended by 23 days. Thus the Scheduled Commencement Date is presently September 7, 2008 (subject to the provisions of the Lease and the Construction Rider attached as Exhibit B to the Lease).

C.	By letter dated October 15, 2007, Landlord also notified Tenant that fee title to the Premises was conveyed by the City of New Brighton to the Landlord on October 5, 2007. Therefore, the contingency for Landlord and Tenant set forth in Section 38 of the Lease was timely satisfied and Section 38 has no further force and effect.

D.	Tenant has requested Landlord to accelerate its construction schedule to change the Scheduled Commencement Date to July 1, 2008 and Landlord is willing to do so, provided, however, Tenant agrees to pay Landlord up to the sum of $175,000 as provided herein for additional construction costs Landlord will incur to accelerate its construction schedule.

E.	Tenant has also requested certain energy saving changes as more particularly listed on Exhibit A attached to this Amendment (the "Energy Savings Changes") and Landlord is willing to make the Energy Savings Changes, provided, however, the Base Rent is increased by $.09 per square foot over the entire initial Term of this Lease as provided herein.

F.	The parties wish to confirm and amend certain other terms and conditions of the Lease, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

AGREEMENT

1.	The parties hereby agree that the foregoing Recitals are true and correct and are hereby incorporated into the Lease. Further, Landlord acknowledges that as of the date of Landlord’s signature on this First Amendment of Lease, no Tenant Delay has occurred.

2.	Basic Lease Information. The following changes are hereby made to the following provisions of the Basic Lease Information set forth on pages -1- and -2- of the Lease:

Building Address:	119 14th St NW, New Brighton 55112

Scheduled Commencement Date:	July 1, 2008

Base Rent:	From the Commencement Date through the last Day of
	Month 1:	Abated (Base Rent only)*

	Month 2 – 12:	$14.59 per square foot of Rentable Area per Annum

	Month 13 - 24:	$14.88 per square foot of Rentable Area per Annum

	Month 25 - 36:	$15.18 per square foot of Rentable Area per Annum

	Month 37 - 48:	$15.48 per square foot of Rentable Area per Annum

	Month 49 - 60:	$15.79 per square foot of Rentable Area per Annum

	Month 61 - 72:	$16.10 per square foot of Rentable Area per Annum

	Month 73 - 84:	$16.42 per square foot of Rentable Area per Annum

	Month 85 - 96:	$16.75 per square foot of Rentable Area per Annum

	Month 97 - 108:	$17.08 per square foot of Rentable Area per Annum

	Month 109 - 120:	$17.42 per square foot of Rentable Area per Annum

	Month 121 - 132:	$17.77 per square foot of Rentable Area per Annum

	Month 133 - 144:	$18.12 per square foot of Rentable Area per Annum

	Option Periods:	Market Rate

Tenant’s Address	Following Commencement:
For Notices:	Transoma Medical, Inc.
119 14th St NW
St. Paul, MN 55112
Attn: Vice President Manufacturing Operations

* The abatement during the first month of the Lease Term applies to Base Rent only. Tenant shall be responsible for payment of all Additional Rent, including without limitation, Operating Costs, beginning on the Commencement Date.

3.	Section 2.1. Section 2.1 of the Lease is hereby deleted in its entirety and replaced with the following language:

"2.1 TERM; POSSESSION. The term of this Lease (the "Term") shall commence on the Commencement Date as described below and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the "Expiration Date"). The "Commencement Date" shall be the earlier of (a) the date on which Landlord tenders possession of the Premises to Tenant, with all of Landlord's construction obligations, "Substantially Completed" as provided in the Construction Rider attached as Exhibit B (the "Construction Rider") or, in the event of any "Tenant Delay," as defined in the Construction Rider, the date on which Landlord could have done so had there been no such Tenant Delay; or (b) the date upon which Tenant, with Landlord's written permission, actually occupies and conducts business in any portion of the Premises. The parties anticipate that the Commencement Date will occur on or about the Scheduled Commencement Date set forth in the Basic Lease Information (the "Scheduled Commencement Date"); provided, however, that Landlord shall not be liable for any claims, damages or liabilities except those specifically provided for in Section 2.1.1 if the Premises are not ready for occupancy by the Scheduled Commencement Date. When the Commencement Date has been established, Landlord and Tenant shall at the request of either party confirm the Commencement Date and Expiration Date in writing.

2.1.1. In the event Landlord does not deliver possession of the Substantially Completed Premises to Tenant by August 1, 2008, and such failure is not caused by any of the events described in Section 26 — Force Majeure — or by Tenant Delay, Tenant shall receive a credit against Rent first coming due in an amount equal to one day's Rent for each day of delay. By way of example, if Landlord delivers possession of the Substantially Completed Premises to Tenant on August 5, 2008 (and such delay was not caused by a Force Majeure or Tenant Delay), Tenant's liability for Rent would commence on August 10, 2008.

2.1.2. Tenant agrees to pay Landlord up to the sum of One Hundred Seventy Five

Thousand and 00/100 Dollars ($175,000.00) to defray Landlord's increased cost of construction of the Tenant Improvements, including without limitation, premium time and other construction methods, necessary to change the Scheduled Commencement Date to July 1, 2008. Said increased construction costs may be invoiced by Landlord to Tenant on a monthly basis and shall be due and payable by Tenant within fifteen (15) days after receipt of such invoice(s) from Landlord specifying the increased construction costs incurred by Landlord.

2.1.3. Landlord's obligation to deliver the Premises Substantially Complete by the deadlines set forth in the Lease, as amended hereby, is subject to the following conditions: (i) the City of New Brighton inspectors being available when requested by Landlord, it being agreed that the failure of said condition shall constitute a Force Majeure delay so long as the inspection delay is outside Landlord's reasonable control, and (ii) the following additional conditions, it being agreed that any delay in timely completing any such conditions shall constitute a Tenant Delay:

(a)             Tenant shall notify Landlord in writing of Tenant's furniture installation schedule by March 15, 2008.

(b)             Tenant, via its union contractors as described in Paragraph 5 of this Amendment, shall complete installation of any modular furniture systems requiring electrical hookups by June 15, 2008, provided, however, that Landlord has afforded early entry to Tenant pursuant to Paragraph 5 no later than May 15, 2008.

4.	Energy Savings Changes. Landlord agrees to make the Energy Savings Changes set forth on Exhibit A attached to this Amendment as part of Landlord's construction work. In consideration thereof, and notwithstanding anything to the contrary contained in Section 3.2(a)(1)(G) of the Lease, the Base Rent payable under the Lease during the initial Term shall be increased as set forth in Paragraph 2 of this Amendment.

5.	Limited Early Entry Right. Landlord agrees that prior to the Commencement Date upon written notice by Landlord to Tenant that Landlord's construction work has progressed sufficiently as reasonably determined by Landlord, Tenant's union contractors shall have access to the Premises to install its modular furniture systems in portions of the Premises designated by Landlord and to install certain trade fixtures or equipment in certain clean room areas designated by Landlord. Tenant agrees that its union contractors having such early entry shall not interfere with the completion of Landlord's construction work in the Premises and Tenant shall be responsible for any delay, adverse consequences, loss, cost or damages incurred by Landlord by reason thereof. Tenant understands and agrees that Tenant must use union contractors and labor recognized and approved by the Building Trades Council having jurisdiction over Minneapolis, Minnesota in completing installation of all Tenant's furniture, Low Voltage, equipment, trade fixtures, etc... prior to completion of work by Landlord and delivery of possession of the Premises to Tenant.

6.	Joinder by Limited Guarantor. Limited Guarantor joins in this Amendment for the sole purpose of confirming that nothing contained in this Amendment shall be deemed to terminate, reduce or otherwise alter Limited Guarantor's obligations under Section 36 of the Lease.

7.	Miscellaneous. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning ascribed to them in the Lease, including without limitation the Construction Rider attached to the Lease as Exhibit B. Except as specifically modified herein, all of the covenants, conditions, and obligations under the Lease shall remain unchanged and in full force and effect. In the event of a conflict between the terms of the Lease and this Amendment, the terms of this Amendment shall prevail. This Amendment shall be binding upon the parties hereto and their respective successors and assigns. This Amendment may be executed in one or more counterparts each of which when so executed and delivered shall constitute an original, but together said counterparts shall constitute one and the same instrument.

(signatures follow on next page)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the latest of the signature dates set forth hereinbelow.

LANDLORD:		TENANT:

NEW BRIGHTON 14TH STREET LLC		TRANSOMA MEDICAL, INC.

By:	/s/ Authorized Signatory	By:	/s/ Charles Coggin
Its:	Manager	Its:	VP and CFO
Dated:	February 26, 2008	Dated:	February 15, 2008

LIMITED GUARANTOR:

RYAN COMPANIES US, INC.

By:	/s/ Authorized Signatory
Its:	Vice President
Dated:	February 26, 2008

First Amendment of Lease

EXHIBIT A

List of Energy Savings Changes

•	Strategic dual level switching in the offices & huddle room (100 locations total)

•	Occupancy sensors in all offices (74 locations total)

•	Occupancy sensors in the conference rooms. (28 locations)

•	Occupancy sensors in the bathrooms & showers. (12 rooms)

•	Daylight harvesting with dimming fixtures. (155 fixtures in 18 zones).

•	Upgrade all T8 lamps to Super T8s, approximately 4,000 lamps.

•	Relay controls and override switches for lighting connected with the building's EMS that allows for a central sweep. Emergency and night lights are not controlled.